SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             Dycom Industries, Inc.
                 ---------------------------------------------
             (Exact name of Registrant as specified in its charter)

                Florida                                       59-1277135
   ---------------------------------                         -------------
   (State or other                                           (I.R.S. Employer
   organization incorporation)                               Identification No.)

                          4440 PGA Boulevard, Suite 500
                           Palm Beach Gardens, Florida
                                      33410
               -------------------------------------------------
          (Address of principal executive offices, including zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                    Name of each exchange on which
         to be so registered:                   each class is to be registered:

Common Stock Purchase Rights                    New York Stock Exchange, Inc.
----------------------------                    -----------------------------

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:_________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                 Title of Class


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Item 1.  Description of Registrants Securities to be Registered

                  On April 4, 2001, the Board of Directors of Dycom Industries, Inc. (the "Company"), pursuant to the terms of the Shareholders Protection Rights Agreement (the "Existing Rights Agreement"), dated June 1, 1992, between the Company and First Union National Bank, as Rights Agent, declared all rights to purchase one-half share of the Company's common stock, par value $0.33-1/3 per share (the "Company Common Stock"), issued under the Existing Rights Agreement null and void as of the close of business on April 14, 2001, without payment or obligation on the part of the Company to the holders of such rights. Also on April 4, 2001, the Board of Directors of the Company adopted the Shareholders Rights Agreement (the "New Rights Agreement"), dated as of April 4, 2001, between the Company and First Union National Bank, as Rights Agent, and, pursuant to the terms thereof, declared a distribution of one right for each outstanding share of Company Common Stock to shareholders of record at the close of business on April 14, 2001 (the "New Rights"). Each New Right entitles the registered holder thereof, subject to the terms of the New Rights Agreement, to purchase from the Company units of one ten-thousandth of a share of the Company's Series A Preferred Stock, par value $1.00 per share, for a purchase price of $95.00 per unit (subject to adjustment).

                  The New Rights Agreement has been attached as Exhibit 1 to the Form 8-A filed with the Securities and Exchange Commission on April 4, 2001 with respect the New Rights.


Item 2.           Exhibits
                  --------

                  Not applicable.


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



                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, Dycom Industries, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


                                           DYCOM INDUSTRIES, INC.


Date:    April 6, 2001                     By:  /s/ Steven Nielsen
                                                -------------------------------
                                                Name:  Steven Nielsen
                                                Title: President and Chief
                                                       Executive Officer




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                                  EXHIBIT INDEX

Exhibit                                                                    Page
   No.                               Description                            No.
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